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                   AMENDMENT NO. ONE TO EMPLOYMENT AGREEMENT

         Amendment No. One to the Employment Agreement dated January 29, 1997, by and between AMERICAN BUSINESS FINANCIAL SERVICES, INC., a Delaware corporation (the "Company"), and BEVERLY SANTILLI, an individual (the "Employee") is entered into this 1st day of October, 1997 ("Amendment One").

                                  BACKGROUND

         The Executive is currently employed by the Company in the position of Executive Vice President and Secretary. The Company and the Executive desire to amend the Employment Agreement to revise the terms of the Bonus payable to Executive as more fully set forth below.

         NOW, THEREFORE, in consideration of good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

         Section 3 of the Employment Agreement entitled "Compensation" be and hereby is amended to read as follows:

                  Compensation. During the Term, the Executive shall be entitled to a minimum base annual salary of not less than $200,000. The foregoing figure shall be adjusted in January of each calendar year during the Term for any increase in the cost of living (based upon the Consumer Price Index, Philadelphia, PA - New Jersey: all items, 1982-84=100, as published by the U.S. Department of Labor) from May, 1996 to November of the immediately preceding calendar year. The minimum base annual salary of the Executive, as adjusted for the cost of living, shall be reviewed annually, and may be increased from time to time by the Company's Board of Directors during the Term, and once increased may not thereafter be decreased. The Board of Directors shall establish a cash bonus plan which provides for the following bonuses to be paid for each fiscal year during the Term: (a) if the Executive achieves 80% of the targets approved by the Board of Directors for the fiscal year (the "Targets"), a cash bonus equal to 50% of base annual salary; (b) if the Executive achieves 100% of the Targets, a cash bonus equal to 100% of base annual salary, and if the Executive achieves more than 80% and less than 100% of the Targets, the cash bonus will be proportional to the achievement (e.g., if 90% of the Targets are achieved, the cash bonus would equal 75% of base annual salary); (c) if the Executive achieves more than 100% of the Targets, the cash bonus will be 100% of the base annual salary plus an additional 2.5% for each 1% over 100% of the Targets actually achieved (for example, if the Executive achieves 120% of the Targets, the cash bonus would equal 150% of the base annual salary). The Targets established by the Board of Directors may not be increased by more than twenty-five percent (25%) from one fiscal year to the next subsequent fiscal year and may not be increased after a Change of Control (as defined in Section 6 hereof) to which the Executive does not give her written consent as provided in Section 6. The Executive shall also be entitled to such stock options and other incentive payments as are determined from time to time by the Company's Board of Directors.



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         IN WITNESS WHEREOF, the Company and Executive have executed this
Amendment One as of the date first written above.


                         AMERICAN BUSINESS FINANCIAL SERVICES, INC.

(Corporate Seal)          By: /s/ Jeffrey M. Ruben
                              --------------------------------------
                          Attest: /s/ David M. Levin
                              --------------------------------------
Witness: /s/ David M. Levin
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                         /s/ Beverly Santilli                       (SEAL)
                         -------------------------------------------------
                         Beverly Santilli